UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2007

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS	38824
(Address of Principal Executive Offices)	(Zip Code)

Company's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On November 15, 2007, Joseph Borbely began his appointment as the Senior Vice President of Store Operations of Hancock Fabrics, Inc. (the "Company").

Mr. Borbely, 50, has 30 years of operations experience in the retail industry.  From 2005 to 2007, he served as Vice President of Operations and Head of Stores for Applied Cash Advance.  From 1996 to 2005, Mr. Borbely worked at Hollywood Entertainment where he served in a number of capacities including National Vice President of Operations and Vice President of Store Operations (Southwestern Zone). Prior to 1996, Mr. Borbely also worked at J. Baker Inc. and Kinney Shoe Corporation.

The Company and Mr. Borbely have entered into an employment agreement dated October 31, 2007, which:  (i) provides for an initial annual salary of $190,000; (ii) provides for a grant of 25,000 restricted shares of Company common stock; (iii) provides for a grant of options to purchase 37,500 shares of Company common stock; (iv) provides for severance payments by the Company to Mr. Borbely if his employment is terminated in connection with a change-in-control of the Company; and (v) provides for Mr. Borbely's participation in the Company's Long Term Restricted Stock Plan, Annual Cash Bonus Plan and other benefits plans.

The foregoing summary of the employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the employment agreement attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Employment Agreement, dated October 31, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANCOCK FABRICS, INC.
(Registrant)

By:  /s/ Larry D. Fair
Name:  Larry D. Fair
Title:    Vice President, Finance (Principal
 Financial and Accounting Officer)

Date: November 15, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Employment Agreement, dated October 31, 2007

EXHIBIT 99.1

[LETTERHEAD OF HANCOCK FABRICS, INC.]

October 31, 2007

Mr. Joseph Borbely
1572 Vandagriff Way
Corona, CA 92883

Dear Joe,

It is with our great pleasure and enthusiasm to offer you the position of Senior Vice President Store Operations, reporting to Jane Aggers, President and CEO of Hancock Fabrics, Inc.

With that in mind, we are pleased to offer you the following compensation package:

•
Your Base Salary will be $190,000 per year, paid in bi-weekly installments.  The annual review process is completed following each fiscal year end.  You will be eligible for a base salary increase following Fiscal 2008, approximately in March 2009.

•
Restricted stock award of 25,000 shares of Hancock Fabrics’ stock.  It is very important to us that you have an opportunity to be a significant owner of Hancock Fabrics, Inc. as the stock vests.  These shares will be granted to you on your start date and will vest 20% annually, beginning on the first anniversary of the grant.

•
Options to buy 37,500 shares of stock. The advantage of stock options is that the price at which you may buy shares of stock is locked in at the current price, and the option to buy shares at that price is available regardless of how high the stock price might go up in the future.  These options will be granted on your start date and will vest 25% each year.  You will have up to ten years from the date of grant to use them, so you can wait until the last day of the tenth year to realize any profit, or you could exercise shares earlier once each of the four vesting periods ends.

•
Long Term Retention and Performance Based Restricted Stock Awards:  You are eligible to participate in the Company’s 2008 Long Term Restricted Stock Plan at the SVP level of 5,000 shares. It is our intent to grant restricted stock to you, on an annual basis, as a retention grant.  The plan will also include performance based awards, which can result in awards of twice or three times the original shares, if the goals are achieved.

•
Annual Cash Bonus Plan. You are eligible to participate in the Company Plan at the SVP level for fiscal year 2008, payable approximately March 2009.  If both our Corporate and your Personal goals are met, payout levels will  20% (minimum), 40% (target) or 50% (maximum) of your base salary, depending on the level of achieved goals.

•	Severance Agreement, if a change in control of the Company occurs. At the SVP level, the benefit is equal to one times salary, plus prorated bonus.

•
Medical and dental insurance is available to all salaried employees immediately upon hire, with no waiting period.  Hancock pays approximately 80% of the total premium, with the employee paying the remainder.

•	Vacation – three weeks per year, including 2008; plus one week to use during the remainder of 2007.

•
You will be eligible to participate in the Company sponsored 401(k) plan following your one year anniversary with the company.  As of 2008, this will be a “Safe Harbor” design Plan which does not penalize highly compensated employee contributions beyond the IRS maximum contribution limit.

•
We will assist in relocation expenses for both the sale of your home in California and the purchase of your home in Tupelo, MS area. All covered relocation expenses will be grossed-up.  We will reimburse for the cost of packing/moving, normal and reasonable commissions for the sale of the California home, usual and customary closing costs for the purchase of a new home in MS, and up to six months of temporary housing in Tupelo, MR.

We know our business challenges are immense, but fixable.  We think you will also agree the challenges represent great opportunities for you, both personally, professionally and financially.   Joe, we look forward to your acceptance of this agreement and joining the Hancock Fabrics’ leadership team.

Upon acceptance of this agreement, please sign, date and return one copy in the enclosed envelope.

Sincerely yours,

/s/ Jane Aggers	/s/ Joseph Borbely
Jane Aggers	Mr. Joseph Borbely
President and Chief Executive Officer
Date 11/1/07